EXHIBIT 4.4


                              CERTIFICATE OF TRUST
                                       OF
                        SOUTHERN COMPANY CAPITAL TRUST IV


         THIS CERTIFICATE OF TRUST of Southern Company Capital Trust IV (the "Trust"), dated March 16, 1998, is being duly executed and filed by the undersigned, as trustee of the Trust, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

          1. Name. The name of the business trust being formed hereby is Southern Company Capital Trust IV.

          2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Bankers Trust (Delaware), E.A. Delle Donne Corporate Center, Montgomery Building, 1011 Centre Road, Suite 200, Wilmington, Delaware 19805-1266.

          3. Effective Date. This Certificate of Trust shall be effective as of its filing.

         IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first above written.


                              BANKERS TRUST (DELAWARE), not in its
                              individual capacity but solely as Delaware Trustee

                              By:
                                    Name:    M. Lisa Wilkins
                                    Title:   Assistant Secretary